MARKETING AGREEMENT

This Marketing Agreement (the "Agreement") is entered into effective this 4th day of June, 1999 by and between Jones Naughton Entertainment, Inc., a Colorado corporation ("JNE") and ieXe
("ieXe"). JNE and ieXe shall be collectively referred to herein as the parties.

                                     RECITALS

WHEREAS, JNE, through its GoOn-line Kiosk division, desires assistance in the marketing and placement of its advertising kiosks ("Kiosks").

WHEREAS, ieXe desires to assist JNE as set forth herein.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.Exclusive Territory. ieXe will have the exclusive rights to market the Kiosks to hotels and/or motels throughout Canada and to those additional hotels identified on Exhibit A attached hereto and made a part hereof (the "Exclusive Territory").

2.Guaranteed Installations.  ieXe guarantees, for a period of five
(5) years from the date hereof (the "Guarantee Period"), the installation of Kiosks at a rate of a minimum of twenty (20) Kiosks per month (the "Kiosk Guarantee"). ieXe's performance under the Kiosk Guarantee shall be measured on a quarterly basis (i.e., at the end of each calendar quarter, ieXe guarantees the installation of at least 60 Kiosks).

Both JNE and ieXe hereby acknowledge and agree that each Kiosk installed shall meet the following minimum requirements ("Minimum Requirements"): (i) the Kiosk shall be installed pursuant to a "site agreement" with a minimum term of at least four (4) years, and
(ii) the Kiosks shall be installed only in hotels and/or motels within the Exclusive Territory that have a minimum of One Hundred
(100) rooms.

At the end of each calendar quarter, ieXe's performance under the Kiosk Guarantee will be evaluated. In the event that ieXe is unable to satisfy the Kiosk Guarantee as set forth above, then the exclusivity described in Paragraph 1 hereof will be terminated until such time as ieXe is able to satisfy the Kiosk Guarantee.

3.Consideration to ieXe. As consideration for their obligations hereunder, ieXe shall receive consideration as follows:

A. Cash Consideration. ieXe shall begin receiving cash consideration in accordance with the schedule set forth on Exhibit B attached hereto once it has installed a minimum of forty (40) Kiosks which meet the Minimum Requirements.

B.  Options.

(1)  Immediately upon the installation of Three Hundred
(300) Kiosks meeting the Minimum Requirements, ieXe shall be granted an option, exercisable for a period of one (1) year from the grant thereof, to acquire 100,000 shares of JNE common stock at a price of $0.75 per share.

(2)  Immediately upon the installation of Seven Hundred
Fifty (750) Kiosks meeting the Minimum Requirements, ieXe shall be granted an option, exercisable for a period of one (1) year from the grant thereof, to acquire 100,000 shares of JNE common stock at a price of $1.00 per share.

(3)  Immediately upon the installation of One Thousand
(1000) Kiosks meeting the Minimum Requirements, ieXe shall be granted an option, exercisable for a period of one (1) year from the grant thereof, to acquire 250,000 shares of JNE common stock at a price of $1.50 per share.

All shares of JNE common stock acquired as a result of the exercise of the options will be "restricted" securities as that term is defined under Rule 144 of the Securities Act of 1933 and may not be sold for a period of at least twelve (12) months.

4.  Additional Terms.

A. JNE will manufacture, deliver, and install the Kiosks at no cost to ieXe. Both JNE and ieXe agree that JNE shall have a reasonable time to deliver the Kiosks following the receipt of orders to do so.

B. JNE will provide ieXe with training aids. In addition, all leads generated in the Exclusive Territory shall be given to ieXe for follow-up at ieXe's discretion and expense.

C. This Agreement shall be in full force and effect for the term of the Guarantee Period. At the end of the Guarantee Period, this Agreement, and all the obligations of the parties hereunder, shall automatically terminate.

5. Nondisclosure. Each party hereto agrees to keep the terms of this Agreement and the transactions contemplated hereby as confidential and shall not disclose such information to any third party, other than professional advisors utilized to negotiate and consummate the transactions contemplated hereby. The parties hereto agree that in the event there is a breach of the foregoing confidentiality provision, the damage to the parties hereto would be difficult to estimate and as a result, in the event of such a breach, the non-breaching party, in addition to any and all other remedies allowed by law, would be entitled to injunctive relief enjoining the actions of the breaching party.

6.  Representations and Warranties.

Each party hereby represents, warrants and covenants as follows:

A. When executed and delivered, the terms hereof shall constitute a valid and legally binding agreement enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

B. Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement.

7. Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

8. Entire Agreement. This Agreement along with the exhibits attached hereto, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between the parties hereto, and contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

9. Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of all other parties hereto.

10. Notices. All notices, requests, instruments or documents hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission, telegraphic or similar conveyance:

If to JNE:

Jones Naughton Entertainment, Inc.
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621
Attn:  Joseph Naughton
Facsimile (714) 994-3242

If to ieXe:

ieXe
One Eglinton Avenue East, Suite 508
Toronto, Ontario M4P3A1
Attn: Roy D. Murad
Facsimile (   )

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which delivery is made, and, if delivered by mail, the date on which such notice, request, instruction or document is deposited in the mail shall be the date of delivery. Each notice, request, instruction or document shall bear the date on which it is delivered.

11. Governing Law; Venue. This Agreement shall be governed by the laws of the State of California, United States of America. Any cause of action brought by an party hereunder shall be brought in the court of proper jurisdiction in Orange County, California.

12. Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the rights and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


JONES NAUGHTON ENTERTAINMENT, INC.



/s/Joseph Naughton
By:  Joseph Naughton
Its: President



ieXe



/s/Roy D. Murad
By:  Roy D. Murad
Its:

                                       EXHIBIT A

                      HOTELS/MOTELS PART OF EXCLUSIVE TERRITORY

                                      EXHIBIT B

                             SCHEDULE OF CASH CONSIDERATION

Beginning sixty (60) days following the installation of the minimum number of Kiosks meeting the Minimum Requirements as identified in column A below, ieXe shall be paid the monthly consideration as identified in column B below. The consideration set forth in column B shall not be cumulative (i.e. upon the installation of 80 Kiosks, the total cash consideration paid to ieXe will be the sum of $7,200 per month until the termination of this Agreement or until the next milestone is met).


Column A                              Column B
(Number of Kiosks Installed)          (Monthly Cash Consideration ($))

40                                    $ 3,600
80                                      7,200
120                                    10,800
160                                    14,400
200                                    18,000
250                                    26,250
300                                    31,500
400                                    44,500
500                                    55,500
600                                    70,200
700                                    81,900
800                                    93,600
900                                   135,000
1,000                                 150,000